                                                                        6/24/96




_______________________________________________________________________________




                        AGREEMENT AND PLAN OF REORGANIZATION


                                      BETWEEN


                          COMMUNITY FIRST BANKSHARES, INC.


                                        AND


                            MOUNTAIN PARKS FINANCIAL CORP.




_______________________________________________________________________________

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE I
THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
  1.01.   THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
  1.02.   EFFECTIVE TIME OF THE MERGER . . . . . . . . . . . . . . . . . . . -1-
  1.03.   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK OF MPF . . . . . . . . . . . . . . . . -2-
  2.01.   EFFECT ON MPF COMMON STOCK . . . . . . . . . . . . . . . . . . . . -2-
  2.02.   ADJUSTMENTS TO EXCHANGE RATIO. . . . . . . . . . . . . . . . . . . -2-
  2.03.   EXCHANGE OF CERTIFICATES . . . . . . . . . . . . . . . . . . . . . -2-

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MPF. . . . . . . . . . . . . . . . . . . . -5-
  3.01.   ORGANIZATION, STANDING AND POWER . . . . . . . . . . . . . . . . . -5-
  3.02.   SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
  3.03.   CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . . -6-
  3.04.   AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
  3.05.   FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . -7-
  3.06.   REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
  3.07.   AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS. . . . . . . . . . -9-
  3.08.   LITIGATION AND CLAIMS. . . . . . . . . . . . . . . . . . . . . .  -10-
  3.09.   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
  3.10.   CERTAIN AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .  -11-
  3.11.   BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
  3.12.   INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
  3.13.   ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . .  -14-
  3.14.   PROPERTIES, LEASES AND OTHER AGREEMENTS. . . . . . . . . . . . .  -15-
  3.15.   OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . .  -16-
  3.16.   VOTES REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
  3.17.   TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
  3.18.   VOTING AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . .  -16-
  3.19.   AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
  3.20.   AFFILIATE TRANSACTIONS . . . . . . . . . . . . . . . . . . . . .  -16-
  3.21.   INTEREST RATE RISK MANAGEMENT INSTRUMENTS. . . . . . . . . . . .  -17-
  3.22.   REGULATORY IMPEDIMENTS . . . . . . . . . . . . . . . . . . . . .  -17-
  3.23.   FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . .  -17-


                                       (i)

  3.24.   NO DISCUSSIONS . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CFB. . . . . . . . . . . . . . . . . . .  -18-
  4.01.   ORGANIZATION, STANDING AND POWER . . . . . . . . . . . . . . . .  -18-
  4.02.   CFB SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . .  -18-
  4.03.   CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . .  -19-
  4.04.   AUTHORITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
  4.05.   CFB FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . .  -19-
  4.06.   REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
  4.07.   AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS. . . . . . . . .  -21-
  4.08.   LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
  4.09.   TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
  4.10.   CERTAIN AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . .  -23-
  4.11.  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
  4.12.   ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . .  -24-
  4.13.   PROPERTIES, LEASES AND OTHER AGREEMENTS. . . . . . . . . . . . .  -24-
  4.14.   VOTES REQUIRED . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
  4.15.   TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
  4.16.   AFFILIATE TRANSACTIONS . . . . . . . . . . . . . . . . . . . . .  -25-
  4.17.   REGULATORY IMPEDIMENTS . . . . . . . . . . . . . . . . . . . . .  -25-
  4.18.   FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . .  -25-

ARTICLE V
COVENANTS OF MPF . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
  5.01.   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .  -26-
  5.02.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  -27-
  5.03.   LETTERS OF ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . .  -30-
  5.04.   ACCESS AND INFORMATION . . . . . . . . . . . . . . . . . . . . .  -30-
  5.05.   UPDATE DISCLOSURE: BREACHES. . . . . . . . . . . . . . . . . . .  -31-
  5.06.   AFFILIATES; TAX TREATMENT. . . . . . . . . . . . . . . . . . . .  -31-
  5.07.   DISSENT PROCESS. . . . . . . . . . . . . . . . . . . . . . . . .  -31-
  5.08.   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
  5.09.   DELIVERY OF SHAREHOLDER LISTS. . . . . . . . . . . . . . . . . .  -32-
  5.10.   SHAREHOLDER MEETINGS . . . . . . . . . . . . . . . . . . . . . .  -32-
  5.11.   ACQUISITIONS OF REAL ESTATE. . . . . . . . . . . . . . . . . . .  -32-
  5.12.   PROCESSING CONTRACTS . . . . . . . . . . . . . . . . . . . . . .  -33-
  5.13.   BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . . . .  -33-

ARTICLE VI
COVENANTS OF CFB . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
  6.01.   AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . .  -33-
  6.02.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  -34-


                                       (ii)

  6.03.   CFB RIGHTS PLAN. . . . . . . . . . . . . . . . . . . . . . . . .  -34-
  6.04.   ACCESS AND INFORMATION . . . . . . . . . . . . . . . . . . . . .  -35-
  6.05.   BREACHES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
  6.06.   LISTING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
  6.07.   CFB BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . .  -36-
  6.08.   TAX TREATMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
  6.09.   LETTERS OF ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . .  -36-

ARTICLE VII
ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
  7.01.   FILINGS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . .  -37-
  7.02.   REGISTRATION STATEMENT . . . . . . . . . . . . . . . . . . . . .  -37-
  7.03.   ENVIRONMENTAL AUDITS . . . . . . . . . . . . . . . . . . . . . .  -39-
  7.04.   REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -39-
  7.05.   BROKERS OR FINDERS . . . . . . . . . . . . . . . . . . . . . . .  -40-
  7.06.   INDEMNIFICATION AND INSURANCE. . . . . . . . . . . . . . . . . .  -40-
  7.07.   ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. . . . . . . . . . . .  -41-

ARTICLE VIII
CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  -42-
  8.01.   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . .  -42-
  8.02.   CONDITIONS TO OBLIGATIONS OF CFB . . . . . . . . . . . . . . . .  -43-
  8.03.   CONDITIONS TO OBLIGATIONS OF MPF . . . . . . . . . . . . . . . .  -46-

ARTICLE IX
TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . .  -48-
  9.01.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
  9.02.   INVESTIGATION AND REVIEW . . . . . . . . . . . . . . . . . . . .  -49-
  9.03.   EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . .  -49-
  9.04.   AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
  9.05.   EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . . .  -50-
  9.06.   TERMINATION FEE. . . . . . . . . . . . . . . . . . . . . . . . .  -50-
  9.07.   EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-

ARTICLE X
GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
  10.01.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. . . .  -51-
  10.02.  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-
  10.03.  INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
  10.04.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
  10.05.  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF
          OWNERSHIP. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
  10.06.  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . .  -52-
  10.07.  PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  -52-


                                       (iii)

  10.08.  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-
  10.09.  KNOWLEDGE OF THE PARTIES . . . . . . . . . . . . . . . . . . . .  -53-
  10.10.  JURY WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . .  -53-











                                       (iv)

                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 25, 1996 ("Agreement"), between COMMUNITY FIRST BANKSHARES, INC., a Delaware corporation ("CFB"), and MOUNTAIN PARKS FINANCIAL CORP., a Delaware corporation ("MPF").

     WHEREAS, subject to full due diligence and final approval by the respective Boards of Directors of CFB and MPF, the respective Boards of Directors of CFB and MPF have approved the terms of merger of MPF with and into CFB (the "Merger") in accordance with the terms and conditions hereof and of the Plan of Merger in the form attached hereto (the "Plan of Merger", and, collectively with this Agreement, the "Merger Agreements");

     WHEREAS, the respective Boards of Directors of CFB and MPF believe that the Merger, and the exchange of shares of CFB Common Stock, $.01 par value, (the "CFB Common Stock") for all the outstanding shares of MPF Common Stock (as defined SECTION 2.01 (a)), pursuant and subject to the terms of this Agreement and the Plan of Merger is desirable and in the best interests of their respective corporations and stockholders;

     WHEREAS, CFB and MPF desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.01. THE MERGER. Subject to the terms and conditions of this Agreement, CFB and MPF agree to effect the Merger in accordance with the Delaware
General Corporation Law ("DGCL").

     1.02. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of the Merger Agreements, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by CFB and MPF and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on or as soon as practicable after the Closing Date (as defined in SECTION 1.03). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger (the "Effective Time").

     1.03. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which, unless both parties agree, shall be no later than the thirtieth business day after the latest to occur of (i) receipt of all necessary approvals of the Merger, from the Board of Governors of the Federal Reserve System (the "Federal Reserve

Board"), and any other applicable bank regulatory authority and the expiration of any waiting periods imposed by law, (ii) the date on which the stockholders of CFB approve the Merger, (iii) the date on which the stockholders of MPF approve the Merger and (iv) unless waived by CFB, satisfaction of the condition set forth in SECTION 8.02(l). The Closing will take place at the offices of CFB, unless another place is agreed to in writing by the parties hereto. Notwithstanding the foregoing, if the Closing does not take place on the date referred to in the first sentence of this Section because any condition to the obligations of CFB or MPF under this Agreement is not met on that date, the other party may postpone the Closing from time to time to any designated subsequent business day not more than thirty (30) days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur.

                                   ARTICLE II
                  EFFECT OF THE MERGER ON CAPITAL STOCK OF MPF

     2.01. EFFECT ON MPF COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of MPF's common stock, $.001 par value ("MPF Common Stock"), but subject to the provisions of Section 262 of the DGCL with respect to the rights of dissenting stockholders and subject to adjustment pursuant to SECTION 2.02, each then issued and outstanding share of MPF Common Stock shall be converted into the right to receive 1.275 shares (the "Exchange Ratio") of fully paid and nonassessable CFB Common Stock. All such shares of MPF Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each MPF shareholder's certificate or certificates previously representing shares of MPF Common Stock (each a "MPF Certificate") shall be aggregated (if a single stockholder holds more than one MPF Certificate) and exchanged for a certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such MPF Certificates in accordance with SECTION 2.03, without any interest thereon. In accordance with the terms and conditions of the CFB Shareholder Rights Agreement dated January 19, 1995 (the "Rights Plan") there shall be included with each share of CFB Common Stock exchanged in the Merger one CFB Right. Prior to the Distribution Date all references in this Agreement to the CFB Common Stock to be received pursuant to the Merger shall be deemed to include the CFB Rights.

     2.02. ADJUSTMENTS TO EXCHANGE RATIO. If prior to the Effective Time CFB shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its shares of CFB Common Stock or declare a dividend or make a distribution on CFB Common Stock of any security convertible into CFB Common Stock or exercisable to purchase CFB Common Stock (including without limitation, distribution of any Rights after a Distribution Date), appropriate adjustment or adjustments will be made in the Exchange Ratio.

     2.03. EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of MPF Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares (such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued and paid pursuant to SECTION 2.01 in exchange for the outstanding shares of MPF Common Stock.

     (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a MPF Certificate or MPF Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the MPF Certificate(s) shall pass, only upon delivery of the MPF Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and MPF may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the MPF Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's MPF Certificate or MPF Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such MPF Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and
(2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, as provided in Section 2.03(e) below, and the MPF Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares, if any, payable to holders of MPF Certificates. In the event of a transfer of ownership of MPF Common Stock which is not registered in the transfer records of MPF, a CFB Certificate representing the proper number of shares of CFB Common Stock, together with a check for the cash to be paid in lieu of a fractional share, may be issued to such a transferee if the MPF Certificate representing such MPF Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by CFB.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of MPF Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered MPF Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their MPF Certificates.

     (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of MPF of the shares of MPF Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, MPF Certificates are presented to CFB, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in an amount as determined in accordance with the provisions of SECTION 2.01, 2.02 and this
SECTION 2.03, deliverable in respect thereof pursuant to this Agreement. MPF Certificates surrendered for exchange by any person constituting an "affiliate" of MPF for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in SECTION 5.06.

     (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of MPF Common Stock with more than one MPF Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her MPF Common Stock to be exchanged.

     As used herein, the "Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the NASDAQ National Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend).

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of MPF for twelve months after the Closing Date shall be paid to CFB. Any shareholders of MPF who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of SECTIONS 2.01, 2.02 and this
SECTION 2.03, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of MPF Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) LOST OR DESTROYED SHARES. In the event any MPF Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such MPF Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such MPF Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed MPF Certificate the shares of CFB Common Stock, and cash in an amount as determined in accordance with the provisions of SECTIONS 2.01, 2.02 and this
SECTION 2.03, deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF MPF

     MPF represents and warrants to CFB as follows:

     3.01. ORGANIZATION, STANDING AND POWER. MPF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of MPF or any of the MPF Subsidiaries ("Material Adverse Effect"). MPF is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have an MPF Material Adverse Effect. MPF is registered as a bank holding company with the Federal Reserve Board under the BHC Act. MPF has delivered to CFB true, accurate and complete copies of the currently effective certificate of incorporation (the "MPF Certificate") and bylaws of MPF, including all amendments thereto. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interest of which held by such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     3.02. SUBSIDIARIES. Except as set forth in the Disclosure Letter (which is a letter delivered by MPF to CFB within fifteen (15) days after the date hereof, the receipt thereof to be acknowledged by CFB executing a copy thereof, that identifies, as to each matter disclosed therein, the section of this Agreement to which the matter relates), MPF beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of each of its Subsidiaries listed on such letter (herein called collectively the "Subsidiaries" or individually a "Subsidiary"). No equity securities of any of the Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as set forth in the Disclosure Letter, all of the shares of capital stock of each of the Subsidiaries owned by MPF are fully paid and nonassessable and are owned by MPF free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each Subsidiary is a bank or a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except, in the case of MPF's nonbank subsidiaries, where the failure to have such power or authority would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, there are no obligations, contingent or otherwise, of MPF to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary or to provide funds (in the form of a loan, capital contribution or otherwise) to any Subsidiary or to make an investment in any Subsidiary or any other entity, other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of the business of the Subsidiaries.

     3.03. CAPITAL STRUCTURE.

     (a) As of the date hereof, the authorized capital stock of MPF consists of 6,000,000 shares, divided into 5,000,000 shares of Common Stock and 1,000,000 shares of Authorized Preferred.

     (b) As of the date hereof, (i) 3,727,315 shares of Common Stock are issued and outstanding (assuming no exercise of any stock options since March 31, 1996), (ii) no shares of MPF Authorized Preferred are issued or outstanding; and (iii) except as set forth in the Disclosure Letter, no shares of Common Stock are held in treasury.

     (c) As of the date hereof, except as set forth in the Disclosure Letter, (i) neither MPF nor any Subsidiary has issued any outstanding bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"). All outstanding shares of MPF capital stock are validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive rights; and (ii) there are no options, warrants, calls, rights, or agreements of any character whatsoever to which MPF or a Subsidiary is a party or by which it is bound obligating MPF or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or Voting Debt or obligating MPF or any MPF Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement. Immediately after the Effective Time, except as set forth in the Disclosure Letter, there will be no option, warrant, call, right or agreement obligating MPF or any MPF Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or Voting Debt or obligating MPF or any MPF Subsidiary to grant, extend or enter into any such option, warrant, call, right or agreement.

     (d) Except as set forth in the Disclosure Letter, (i) MPF has not purchased, redeemed, canceled or otherwise acquired any of its capital stock or Voting Debt during the two years preceding the date hereof; and (ii) there are no obligations, contingent or otherwise, of MPF or any MPF Subsidiary to repurchase, redeem or otherwise acquire any shares of its respective capital stock or Voting Debt.

     3.04. AUTHORITY.

     (a) MPF has all requisite corporate power and authority to enter into this Agreement, the Plan of Merger and to consummate the transactions contemplated hereby, subject only to approval of this Agreement and the Plan of Merger by the Board of Directors and stockholders of MPF. The execution and delivery of this Agreement, and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of MPF (including unanimous approval by the Board of Directors of MPF), subject to the final approval of this Agreement and the Plan of Merger by the stockholders of MPF. This Agreement and the Plan of Merger have been duly executed and delivered by MPF, and each constitutes a valid and binding obligation of MPF enforceable in accordance with its terms other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the securities or "blue sky" laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act and the banking laws of the State of Colorado, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity, is required on the part of MPF or any of the Subsidiaries in connection with the execution and delivery of this Agreement, the Plan of Merger and the Investment Agreement by or the consummation by MPF of the transactions contemplated hereby and thereby.

     (b) Except as set forth in the Disclosure Letter, the execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated therein will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration loss or creation, a "Violation"), pursuant to any provision of (i) the certificate, the bylaws of MPF or the charter, certificate or articles of incorporation or bylaws of any MPF Subsidiary or (ii) any loan or credit agreement, note, mortgage, indenture, lease, MPF Benefit Plan (as defined in SECTION 3.11) or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MPF or any MPF Subsidiary or their respective properties or assets, which Violation pursuant to this CLAUSE (b) would have an MPF Material Adverse Effect.

     3.05. FINANCIAL STATEMENTS.

     (a) The consolidated statements of financial condition of MPF, as of December 31, 1995 and 1994 and the related consolidated statements of income, cash flow and stockholders' equity for the three years in the period ended December 31, 1995 (the "Latest Statement Date"), accompanied by the unqualified reports of Arthur Andersen LLP, copies of which have been furnished by MPF to CFB; the unaudited consolidated statement of financial condition of MPF, as of March 31, 1996 and the related consolidated statements of income, cash flow and stockholders' equity for the three months then ended, in the form prepared for MPF's internal use, copies of which have been furnished by MPF to CFB; (collectively, the "Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial position of MPF, at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of MPF believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a Material Adverse Effect.

     (b) Except as and to the extent set forth on the consolidated statement of financial condition of MPF, as of March 31, 1996, or in the notes thereto, neither MPF nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a statement of financial condition, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Latest Statement Date that would not, individually or in the aggregate, have a Material Adverse Effect or (ii) as otherwise reflected in the Reports (as defined below) filed prior to the date of this Agreement. Except as disclosed in the Disclosure Letter, neither MPF nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are not required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations that do not, individually or in the aggregate, have a Material Adverse Effect.

     (c) Without limitation to the foregoing, MPF's consolidated allowance for on loan losses included in the Financial Statements as of March 31, 1996 was $3,242,000, representing 1.15% of its total consolidated loans held in the portfolio. The amount of such allowance for loan losses was adequate to absorb reasonably expectable losses in the loan portfolios of the bank Subsidiaries of MPF (the "Banks"). To the knowledge of MPF, there are no facts which would cause it to increase the level of such allowance for loan losses. The documentation relating to loans made by the Banks and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens, except as enforcement may be limited by bankruptcy or similar laws or principles of equity. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). Except as set forth in the Disclosure Letter, (A) as of March 31, 1996, there are no loans, leases, other extensions of credit or commitments to extend credit of the Banks that have been or should in accordance with generally acceptable accounting principles, have been classified by the Banks as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification and (B) MPF has provided to CFB true, correct and complete in all material respects such written information concerning the loan portfolios of the Banks as CFB has requested. Notwithstanding any provision in Section 3.05(c) to the contrary, MPF makes no representation or warranty with respect to the collectability of any loan.

     3.06. REPORTS. Since January 1, 1994, MPF and the Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the Comptroller, (ii) the FDIC, (iii) the Federal Reserve Board, and (iv) any other applicable federal or state securities or bank authorities (all such reports and statements are collectively referred to herein as the "Reports"). As of their respective dates, the Reports filed prior to the date hereof complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.07. AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS.

     (a) MPF and the Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operations of their respective businesses (the "Permits "). All such Permits are in full force and effect as of the Closing Date, and MPF and the Subsidiaries are in compliance with the terms of the Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Reports filed prior to the date of this Agreement or in the Disclosure Letter, the businesses of MPF and the Subsidiaries are not being, and have not been, conducted in violation of any domestic (federal, state or local) or foreign law, statute, ordinance or regulation of any governmental entity (collectively "Laws"), except for possible violations which individually or in the aggregate do not and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Disclosure Letter, as of the date hereof, no investigation or review by any governmental entity with respect to MPF, any of the Subsidiaries or any Property (as defined below) is pending or, to the knowledge of MPF, threatened, nor has any governmental entity indicated an intention to conduct the same.

     (b) The Disclosure Letter identifies each parcel of real estate currently owned, leased or otherwise possessed or controlled by MPF or any Subsidiary on the date of this Agreement, including real estate owned as a result of foreclosure ("OREO") and properties managed or controlled by the Banks in connection with their lending or fiduciary operations, but excluding residential property managed or controlled in a fiduciary capacity (collectively, the "Property"). Except as set forth in the Disclosure Letter, neither MPF nor any Subsidiary nor any of the MPF Property owned or leased by them for use in the operation of their respective businesses is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used, including, without limitation, applicable federal, state and local laws, rules and regulations relating to the environment or to human health and safety associated with the environment (collectively, "Environmental Laws"), other than violations that, in the aggregate with any other conditions described in this SECTION 3.07(b), would not have a Material Adverse Effect; and neither MPF nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any Property.
Except as set forth in the Disclosure Letter, no Toxic Substances (as defined below) have been deposited or disposed of in, on or under any Property during the period in which MPF or any of the MPF Subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extent the same, in the aggregate with any other conditions described in this SECTION 3.07(b) would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, to the best of MPF's knowledge (A) no portion of the Property has ever been used as a dump, gasoline service station, or dry cleaning establishment, (B) by any person, including past owners, occupants and operators of such properties. No Toxic Substances have ever been deposited or disposed of or allowed to be deposited or disposed of in, on or under such properties or (C) no past, present or known future event, condition, circumstances, plans, errors or omissions have existed or occurred, are existing or occurring or are reasonably expected to exist or occur on or with respect to any Property, or any other property as to which MPF or any Subsidiary has held or currently holds ownership or indicia of ownership ("Interested Property"), except as to the matters in CLAUSES (B) AND (C) to the extent the same, in the aggregate with any other conditions described in this SECTION 3.07(b), would not result in costs that would be material to MPF and the Subsidiaries taken as a whole. There are no underground or above ground storage tanks (whether or not currently in use) located on or under the Property, and no underground tank previously located on the Property has been removed therefrom. To the knowledge of MPF or the Subsidiaries, there are no conditions or circumstances in connection with the Property that could reasonably be anticipated to (i) cause any Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Laws or (ii) materially reduce the value of any Property. To the knowledge of MPF or the Subsidiaries, neither MPF nor any Subsidiary has been identified as a potentially responsible party in a matter arising under any Environmental Laws. For purposes of this Agreement, (1) "Toxic Substances" shall mean petroleum or petroleum-based substance or waste, solid waste, PCBs, pesticides, herbicides, lead, radioactive materials, asbestos or asbestos containing materials, urea formaldehyde foam insulation, or substances defined as "hazardous substances" or "toxic substances" in any Environmental Laws; (2) materials will be considered to be deposited or disposed of in, on or under any real property if such materials have been stored, treated, recycled, used or accidentally or intentionally spilled, released, dumped, emitted or otherwise placed, deposited or disposed of, or used in any construction, in, on or under such property; and (3) costs of violations or conditions shall take into account, without limitation, liabilities, damages, penalties, injunctive relief or removal, remediation or other costs under any applicable Environmental Law.

     3.08. LITIGATION AND CLAIMS. Except as disclosed in the Reports filed prior to the date of this Agreement or in the Disclosure Letter: (a) none of MPF, any of the Subsidiaries or any Property is subject to any continuing order of, or written agreement or memorandum of understanding with any federal or state banking or insurance authority or other Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders of any banking authority, (b) there is no action, suit, litigation, proceeding or arbitration ("Proceeding") against or affecting MPF or any Subsidiary, to the knowledge of MPF, any directors, officers, employees or agents of MPF or any Subsidiary (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of MPF, threatened, which would, if adversely determined, have a Material Adverse Effect or, to the knowledge of MPF, any basis therefor, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to MPF or any Subsidiary as a result of the examination by any bank regulatory authority.

     3.09. TAXES. MPF and each Subsidiary have filed all tax returns required to be filed by them and have paid or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, except to the extent such nonpayment did not result in a Material Adverse Effect and the most recent MPF financial statements contained in the Reports reflect an adequate reserve for all taxes payable by MPF and the Subsidiaries accrued through the date of such financial statements. The Disclosure Letter sets forth, as of the date hereof, the following information with respect to MPF and each Subsidiary: (a) the most recent tax year for which the United States Internal Revenue Service ("IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing material disputes as to foreign, state, or local taxes. There are no liens for taxes upon the assets of MPF or any Subsidiary, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on MPF's books in accordance with generally accepted accounting principles. Except as disclosed in the Disclosure Letter, neither MPF nor any Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. MPF and each Subsidiary respectively, has withheld from its employees (and timely paid to the appropriate governmental agency) amounts which are proper and accurate in all material respects for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation). Except as disclosed in the Disclosure Letter, neither MPF nor any Subsidiary has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing consolidated federal income tax returns, other than the affiliated group of which MPF is the common parent. To the knowledge of MPF, neither MPF nor any Subsidiary has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G(b)(2)(A)(i) of the Code, that are or will not be deductible because of
Section 280G of the Code.

     3.10. CERTAIN AGREEMENTS. Except as discussed in the Reports filed prior to the date of this Agreement or as disclosed in the Disclosure Letter, and except for this Agreement and the agreements expressly contemplated hereby, neither MPF nor any Subsidiary is a party to any oral or written (i) consulting agreement not terminable on 60 days' or less notice or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) contract, agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), (v) contract containing covenants which limit the liability of MPF or any Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, MPF or any Subsidiary, as applicable may carry on its business (other than as may be required by law or applicable regulatory authorities), (vi) any contract, agreement or other instrument or undertaking which is not terminable by MPF or any Subsidiary without additional payment or penalty within 60 days and obligates MPF or any Subsidiary for payments or other consideration with a value in excess of $100,000, other than loan agreements entered into in the ordinary course of business, or (vii) other executory material agreement as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. Except as set forth in the Disclosure Letter, neither MPF nor any of the Subsidiaries is in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to MPF or any Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have a Material Adverse Effect.

     3.11.     BENEFIT PLANS.

     (a) The Disclosure Letter lists (i) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option, fringe benefit and severance pay plan, (ii) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan,
(iii) each health, welfare, disability, vacation, leave, perquisite or executive plan, program, policy or practice, and (iv) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively "Benefit Plans"), which MPF or any Subsidiary maintains or to which MPF or any Subsidiary contributes on behalf of current or former employees. Except as disclosed in the Disclosure Letter, all of the plans and programs listed in the Disclosure Letter (collectively, "Benefit Plans") comply with all applicable requirements of Internal Revenue Code, ERISA and all other applicable federal and state laws and regulations, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401 (a) of the Code has been determined by the IRS to so qualify under Section 401(a) of the Code, and, except as disclosed in Disclosure Letter, there exist no circumstances that would adversely affect the qualified status of any such Benefit Plan under that section. No Benefit Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA or subject to the requirements of Section 412 of the Code. Except as set forth in the Disclosure

Letter, there is no pending or, to the knowledge of MPF, threatened litigation, governmental proceeding or investigation against or relating to any Benefit Plan, and to the knowledge of MPF there is no reasonable basis for any material proceedings, claims, actions or proceedings against MPF, any Subsidiary, any Benefit Plan or any fiduciary of any such Benefit Plan. Except as set forth in the Disclosure Letter, neither MPF, nor any Subsidiary, nor any party in interest (as defined in Section 3(14) of ERISA and Section 4975(e) of the Code) nor any Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan, and no Benefit Plan has engaged in a transaction involving the purchase or sale of employer securities by such Plan from or to a "disqualified person" (within the meaning of Section 4975 of the Code). All Benefit Plans that are group health plans, within the meaning of Section 4980B of the Code or Section 601 of ERISA, have been operated in material compliance with the group health plan continuation coverage requirements of
Section 4980B of the Code and Section 601 of ERISA to the extent such requirements are applicable.

     (b) There has been no amendment to, written interpretation of, or announcement (whether or not written) relating to, or any change in employee participation or coverage under, any Benefit Plan that is not reflected in the text of such Benefit Plan which would materially increase the expense (whether or not such expense is recognized under generally accepted accounting principles) to the employer whose employees are covered by such Benefit Plan. Except as expressly provided by applicable law or the terms of any Benefit Plan, no condition exists that would prevent the amendment or termination of any Benefit Plan with respect to any employee. All employee and employer contributions with respect to employees which are due and owing as of the Closing Date pursuant to the Benefit Plans have been made or will be accrued on the Closing Date Financial Statements and, except for such accrued liabilities, there are as of the Closing Date no other liabilities of MPF or any of its Subsidiaries with respect to the Benefit Plans. Neither MPF nor any Subsidiary has any liability with respect to any employee benefit plan sponsored by any entity which, together with MPF or any Subsidiary, is a member of a group of corporations or entities which would be considered a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     (c) MPF has delivered to CFB copies of (i) each Benefit Plan or if no plan document exists, a written summary of the material terms thereof, (ii) current summary plan descriptions of each Benefit Plan for which they are required, (iii) each trust agreement, insurance policy or other instrument relating to the funding of any Benefit Plan, (iv) the most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Benefit Plan for which they are required, (v) the most recent determination letter issued by the IRS with respect to each MPF Benefit Plan that is intended to qualify under
Section 401 of the Code, (vi) the most recent available financial statements for each MPF Benefit Plan that has assets, and (vii) the most recent audited financial statements for each Benefit Plan for which audited financial statements are required by ERISA.

     (d) The Disclosure Letter describes any obligation that MPF and/or any Subsidiaries has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

     3.12. INSURANCE. MPF and each Subsidiary is presently insured, and during each of the past five calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as, to the best knowledge of MPF, companies engaged in a similar business would, in accordance with good business practice, customarily be insured. MPF has delivered to CFB correct and complete copies of all material policies of insurance of MPF and the Subsidiaries currently in effect. Neither MPF nor any Subsidiary has any liability for material unpaid premiums or premium adjustments not properly reflected on the Financial Statements and no notice of cancellation or termination has been received by MPF or any Subsidiary with respect to any material insurance policy currently in effect. Within the last five years, neither MPF nor any Subsidiary has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

     3.13. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Reports filed prior to the date of this Agreement or in the Disclosure Letter, and except as contemplated by this Agreement and the Plan of Merger, from and after January 1, 1996 through the date of this Agreement: (a) MPF and the Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices; (b) MPF has not amended the MPF Articles; (c) MPF has not issued or sold any of its capital stock or made grants of its capital stock, or issued or sold any corporate debt securities or otherwise incurred debt which would be classified as long-term debt on its balance sheet; (d) MPF has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its capitalization; (e) MPF has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed or otherwise acquired any of its capital stock; (f) neither MPF nor any Subsidiary has (1) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or (2) mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties; (g) neither MPF nor any Subsidiary has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (h) neither MPF nor any Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of, other than in the ordinary course of business, any of its properties or assets; (i) neither MPF nor any Subsidiary has increased the rate of compensation of, or paid any bonus to, any of its directors or officers, except merit or promotion increases in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract not heretofore provided to CFB; adopted, entered into, terminated, amended or modified any Benefit Plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing; (j) neither MPF nor any Subsidiary has suffered any material damage, destruction or loss as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy, or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance; (k) neither MPF nor any Subsidiary has canceled or compromised any debt to an extent exceeding $500,000 owed to MPF or any Subsidiary or claim to an extent exceeding $500,000 asserted by MPF or any Subsidiary; (l) neither MPF nor any Subsidiary has entered, or agreed to enter, into any agreement or arrangement granting any right of refusal or other preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights; (m) there has not been any other transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a Material Adverse Effect; and (n) there has not been any change in the method of accounting or accounting practices of MPF or any of the Subsidiaries, except as may be required by law or generally accepted accounting principles. Except as set forth in the Disclosure, MPF has no knowledge of the announced or anticipated resignation of any executive officer or key employee of MPF or any of the Subsidiaries. From and after January 1, 1996 through the date of this Agreement, no customers of MPF or any Subsidiary have indicated that they will stop or decrease the rate of business done with MPF or any Subsidiary (except for changes in the ordinary course of business) such as to, individually or in the aggregate, have a Material Adverse Effect.

     3.14. PROPERTIES, LEASES AND OTHER AGREEMENTS. Except as may be reflected in the Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the MPF Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, MPF and its Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. The Disclosure Letter lists all acquisitions or dispositions of capital assets planned as of the date of this Agreement by MPF or any Subsidiary, other than individual transactions with a value not in excess of $25,000 each. Substantially all MPF's and each Subsidiary's buildings and equipment in regular use (including such buildings and equipment as are leased) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. The Disclosure Letter contains a brief description, including terms, of each lease for real or personal property to which MPF or any Subsidiary is a party. MPF or the applicable Subsidiary, as lessee, has a valid and existing leasehold interest under each of such leases, true and correct copies of which MPF has delivered to CFB. There is not, under any of such leases relating to real property or any other material leases, any material existing default by MPF, the Subsidiaries or, to the knowledge of MPF, any other party thereto, or any event with notice or lapse of time or both would constitute such a material default.

     3.15. VOTES REQUIRED. The affirmative vote of holders of a majority of the outstanding shares of MPF Common Stock is the only vote of the holders of any class or series of MPF capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.16. TAX MATTERS. Neither MPF nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as one or more reorganizations under Section 368(a)(1) of the Code.

     3.17. VOTING AGREEMENTS. Dennis M. Mathisen, Daniel T. Lindsay and John A. Fischer have each duly executed and delivered to CFB a written agreement ("Shareholder Agreement") in the form to be attached hereto as
EXHIBIT 3.17. Each such agreement constitutes a valid and binding obligation of the party thereto other than CFB, enforceable in accordance with its terms.

     3.18. AFFILIATES. The Disclosure Letter identifies persons who are now "Affiliates" of MPF for purposes of Rule 145 under the Securities Act ("Affiliates"). MPF has advised such persons of the restrictions imposed by applicable securities laws upon the resale of CFB Common Stock delivered in connection with the Merger. Each person identified in such letter has executed a written agreement substantially in the form attached as EXHIBIT
3.18 hereto.

     3.19. AFFILIATE TRANSACTIONS. Except as set forth in the Disclosure Letter, neither MPF nor any of the Subsidiaries, nor any executive officer or director of MPF, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), nor any entity which any of such person "controls" (within the meaning of Regulation O of the Federal Reserve Board), has any loan agreement, note or borrowing arrangement or any other agreement with MPF or any of its Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MPF or any of the Subsidiaries.

     3.20.     INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

     (a) The Disclosure Letter sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which MPF or any of the Subsidiaries is a party or by which any of their properties or assets may be bound. MPF has delivered or made available to CFB true, correct and complete copies of all such interest rate risk management agreements and arrangements.

     (b) All interest rate swaps, caps, floors and option agreements to which MPF is subject and other interest rate risk management arrangements to which MPF or any Subsidiary is a party or by which any of their respective properties or assets may be bound were entered into in the ordinary course of business and, to MPF's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the regulators to which MPF is subject and with counterparties believed to be financially responsible at the time, are legal, valid and binding obligations enforceable in accordance with their terms, and are in full force and effect.
 MPF and each of the Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to MPF's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.21. REGULATORY IMPEDIMENTS. As of the date hereof, MPF is unaware of the existence of any factor that would materially delay or materially hinder the issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby, other than any protests by any nongovernmental parties.

     3.22. FULL DISCLOSURE. The representations and warranties of MPF contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to MPF which has not been disclosed to CFB pursuant to this Agreement, the Disclosure Letter and the Reports, all taken together as a whole, which would reasonably be expected to have a Material Adverse Effect on the ability of CFB or MPF to consummate the transactions contemplated hereby.

     3.23. NO DISCUSSIONS. As of the date of this Agreement, neither MPF nor any Subsidiary, nor any of its or their Representatives (as defined in SECTION 5.02(f)), are, directly or indirectly, soliciting, initiating or engaged in any discussions or other negotiations with, or providing any information to, any third party concerning any possible proposal regarding a Competing Transaction (as defined in SECTION 5.02(f)).

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF CFB

     CFB represents and warrants to MPF as follows:

     4.01. ORGANIZATION, STANDING AND POWER. CFB is a corporation duly organized, validly existing and in active status under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not have a material adverse effect on the business, operations, prospects or financial condition of CFB and its Subsidiaries taken as a whole (a "CFB Material Adverse Effect"). CFB is qualified to do business and is in good standing in each other state or foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where the failure to be so qualified would have a CFB Material Adverse Effect. CFB is registered as a bank holding company with the Federal Reserve Board under the BHC Act. CFB has delivered to MPF true, accurate and complete copies of the currently effective restated articles of incorporation and bylaws of CFB, including all amendments thereto.

     4.02. CFB SUBSIDIARIES. Except as set forth in the CFB Disclosure Letter (which is a letter delivered by CFB to MPF within fifteen (15) days after the date hereof, the receipt thereof to be acknowledged by MPF executing a copy thereof), CFB beneficially owns, directly or indirectly, all of the shares of the outstanding capital stock of each of the Subsidiaries listed in the CFB Disclosure Letter (herein, called collectively the "CFB Subsidiaries" or individually a "CFB Subsidiary"), which constitute CFB's principal operating subsidiaries as of the date of this Agreement. No equity securities of any of the CFB Subsidiaries are or may become required to be issued by reason of any option, warrants, calls, rights or agreements of any character whatsoever; there are outstanding no securities or rights convertible into or exchangeable for shares of any capital stock of any CFB Subsidiary; and there are no other contracts, commitments, understandings or arrangements by which any CFB Subsidiary is bound to issue additional shares of its capital stock or options, warrants, calls, rights or agreements to purchase or acquire any additional shares of its capital stock. Except as provided for under any applicable banking statute and except as set forth in the CFB Disclosure Letter, all of the shares of capital stock of each of the CFB Subsidiaries owned by CFB are fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law) and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each CFB Subsidiary is a banking association or a corporation, in each case duly organized, validly existing and in good standing or in active status under the laws of its jurisdiction of incorporation, and has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not have a CFB Material Adverse Effect. The deposits of each CFB Subsidiary that is a banking institution and accepts deposits are insured by the FDIC to the extent provided by law.

     4.03. CAPITAL STRUCTURE. As of the date hereof, CFB has 20,000,000 shares of authorized common stock, $.01 par value, of which there were 11,438,557 shares outstanding on May 31, 1996. CFB has 2,000,000 shares of authorized preferred stock, of which 230,000 shares of 7% cumulative convertible preferred stock, no par value, were outstanding on May 31, 1996. The preferred stock is issued in the form of 920,000 depository shares. Except as contemplated in the Merger Agreements, as set forth in the CFB Disclosure Letter or as set forth in the most recent report of CFB filed with the SEC on Form 10-K or Form 10-Q, there are, as of the date of the Merger Agreements, no outstanding options, warrants, calls, rights, commitments or agreements of any character whatsoever to which CFB or any CFB Subsidiary is a party or by which it is bound obligating CFB or any CFB Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of CFB or of any CFB Subsidiary or obligating CFB or any CFB Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of CFB capital stock are, and the shares of CFB Common Stock to be issued pursuant to or as specifically contemplated by the Merger Agreements will be, validly issued, fully paid and nonassessable and not subject to preemptive rights.

     4.04. AUTHORITY. CFB has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CFB. This Agreement and the Plan of Merger have been duly executed and delivered by CFB, and each constitutes a valid and binding obligation of CFB enforceable in accordance with its terms. The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby will not, result in any Violation pursuant to any provision of (a) the restated articles of incorporation or bylaws of CFB or any CFB Subsidiary or (b) any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan maintained by CFB or other agreement, obligation, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CFB or any CFB Subsidiary or their respective properties or assets, which Violation pursuant to this CLAUSE (b) would have a CFB Material Adverse Effect. Other than in connection or in compliance with the provisions of the DGCL, the banking laws of the State of Colorado, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, and consents, authorizations, approvals, notices or exemptions required under the BHC Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of CFB or any CFB Subsidiary in connection with the execution and delivery of this Agreement, the Plan of Merger by CFB or the consummation by CFB or its Subsidiaries of the transactions contemplated hereby and thereby, the failure to obtain which would have a CFB Material Adverse Effect.

     4.05. CFB FINANCIAL STATEMENTS.

     (a) The consolidated balance sheets of CFB as of December 31, 1995 and 1994 and the related consolidated statements of income, consolidated statements of cash flows and consolidated statements of stockholders' equity for the three years in the period ended December 31, 1995, accompanied by the unqualified opinion of Ernst & Young, LLP, copies of which have been furnished by CFB to MPF; the unaudited consolidated balance sheet of CFB as of March 31, 1996 and the related consolidated statement of income, consolidated statement of cash flows and consolidated statement of stockholders' equity for the three months then ended, in the form prepared for CFB's internal use, copies of which have been furnished by CFB to MPF; and like financial information included in Forms 10-Q filed with the SEC subsequent to the Latest Statement Date (collectively, the "CFB Financial Statements"), have been prepared in accordance with generally accepted accounting principles as utilized in the CFB Financial Statements applied on a consistent basis (except as may be indicated therein or in the notes thereto), and present fairly the consolidated financial condition of CFB at the dates, and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods, stated therein. In the case of interim fiscal periods, all adjustments, consisting only of normal recurring items, which management of CFB believes necessary for a fair presentation of such financial information, have been made, subject to year-end audit adjustments, none of which could reasonably be expected to have a CFB Material Adverse Effect.

     (b) Except as and to the extent set forth on the consolidated balance sheets of CFB, as of March 31, 1996, or in the notes thereto, neither CFB nor any CFB Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since the Latest Statement Date that would not, individually or in the aggregate, have a CFB Material Adverse Effect; or (ii) as otherwise reflected in the CFB Reports (as defined below) filed prior to the date of this Agreement. Except as disclosed in the Disclosure Letter, neither CFB nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are not required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations that do not, individually or in the aggregate, have a CFB Material Adverse Effect.

     (c) Without limitation to the foregoing, CFB's consolidated allowance for losses on loans included in the Financial Statements as of March 31, 1996 was $20,072,000, representing 1.35% of its total consolidated loans held in the portfolio. The amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolios of the bank Subsidiaries of CFB (the "CFB Banks"). To the knowledge of CFB, there are no facts which would cause it to increase the level of such allowance for losses on loans. The documentation relating to loans made by the CFB Banks and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens., except as enforcement may be limited by bankruptcy or similar laws or principles of equity. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit). Except as set forth in the Disclosure Letters, (A) as of March 31, 1996, there are no loans, leases, other extensions of credit or commitments to extend credit of the CFB Banks that have been or should in accordance with generally acceptable accounting principles, have been classified by the CFB Banks as nonaccrual, as restructured, as ninety
(90) days past due, as still accruing and doubtful of collection or any comparable classification; and (B) CFB has provided to MPF true, correct and complete in all material respects such written information concerning the loan portfolios of the CFB Banks as MPF has requested.

     4.06. REPORTS. Since January 1, 1994, CFB and the CFB Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Comptroller of the Currency, (iv) the FDIC and (v) any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to herein as the "CFB Reports"). As of their respective dates, the CFB Reports filed prior to the date hereof complied and will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed (including, to the extent applicable, Rule 10b-5 promulgated under the Exchange Act) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.07. AUTHORIZATIONS; COMPLIANCE WITH APPLICABLE LAWS.

     (a) CFB and the CFB Subsidiaries hold all authorizations, permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of CFB and the CFB Subsidiaries taken as a whole (the "CFB Permits"). CFB and the CFB Subsidiaries are in compliance with the terms of the CFB Permits, except where the failure so to comply could not reasonably be expected to have a CFB Material Adverse Effect. Except as disclosed in the CFB Reports filed prior to the date of this Agreement or the CFB Disclosure Letter, the businesses of CFB and the CFB Subsidiaries are not being conducted in violation of any laws, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a CFB Material Adverse Effect. Except as set forth in the CFB Disclosure Letter, as of the date hereof, no investigation or review by a governmental entity with respect to CFB or to any of the CFB Subsidiaries that would cause a CFB Material Adverse Effect is pending or, to the knowledge of CFB, threatened, nor has any governmental entity indicated an intention to conduct the same.

     (b) Except as set forth in the CFB Disclosure Letter, neither CFB nor any CFB Subsidiary nor any of the CFB Property owned or leased by them for use in the operation of their respective businesses is in violation of any applicable zoning ordinance or other law, regulation or requirements relating ro the operation of any properties used, including, without limitation, applicable federal, state, and local laws, rules and regulations relating to the environment or to human health and safety associated with the environment (collectively, "Environmental Laws"), other than violations that, in the aggregate with any other conditions described in this SECTION 4.07(b), would not have a CFB Material Adverse Effect; and neither CFB nor any CFB Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any real estate currently owned, leased or otherwise possessed or controlled by CFB or any CFB Subsidiary, including real estate owned as a result of foreclosure ("OREO") and properties managed or controlled by CFB Banks in connection with their lending or fiduciary operations, but excluding residential property managed or controlled in a fiduciary capacity (collectively the "CFB Property").
Except as set forth in the CFB Disclosure Letter, no Toxic Substances have been deposited or disposed of in, on or under any CFB Property during the period in which CFB or any of the CFB Subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extend the same, in the aggregate with any other conditions described in this SECTION 4.07(b) would not have a CFB Material Adverse Effect. Except as set forth in the CFB Disclosure Letter, to the best of CFB's knowledge (A) no portion of the CFB Property has ever been used as a dump, gasoline service station, or dry cleaning establishment,; (B) by any person, including past owners, occupants and operators of such properties. No Toxic Substances have ever been deposited or disposed of or allowed to be deposited or disposed of in, on or under such properties; or (C) no past, present or known future event, condition, circumstances, plans, errors or omissions have existed or occurred, are existing or occurring or are reasonably expected to exist or occur on or with respect to any CFB Property, or any other property as to which CFB or any CFB Subsidiary has held or currently holds ownership or indicia of ownership ("CFB Interested Property"), except as to the matters in CLAUSES (B) AND (C) to the extent the same, in the aggregate with any other conditions described in this SECTION 4.07(b), would not result in costs that would be material to CFB and the CFB Subsidiaries taken as a whole. There are no underground or above ground storage tanks (whether or not currently in use) located on or under the CFB Property that could reasonably be anticipated to (i) cause any CFB Property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Laws; or (ii) materially reduce the value of any CFB Property.
To the knowledge of CFB or the CFB Subsidiaries, neither CFB nor any CFB Subsidiary has been identified as a potentially responsible party in a matter arising under any Environmental Laws.

     4.08. LITIGATION AND CLAIMS. Except as disclosed in the CFB Reports filed prior to the date of this Agreement or in the CFB Disclosure Letter,
(a) none of CFB, any of the CFB Subsidiaries or any CFB Property is subject to any continuing order of, or written agreement or memorandum of understanding with any federal or state banking or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any banking authority; (b) there is no proceeding against or affecting CFB or any CFB Subsidiary, to the knowledge of CFB, any directors, officers, employees or agents of CFB or any CFB Subsidiary (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of CFB, threatened, which would, if adversely determined, have a CFB Material Adverse Effect or, to the knowledge of CFB, any basis therefor; and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to CFB or any CFB Subsidiary as a result of the examination of any bank regulatory authority.

     4.9. TAXES. CFB and each CFB Subsidiary have filed all tax returns required to be filed by them and have paid or has set up an adequate reserve for the payment of all taxes required to be paid as shown on such returns, except to the extent such nonpayment did not result in a CFB Material Adverse Effect and the most recent CFB financial statements contained in the CFB Reports reflect an adequate reserve for all taxes payable by CFB and the CFB Subsidiaries accrued through the date of such financial statements. The CFB Disclosure Letter sets forth, as of the date hereof, the following information with respect to CFB and each CFB Subsidiary: (a) the most recent tax year for which the United States Internal Revenue Service("IRS") has completed its examination of such corporation; (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved; (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension; and (D) whether there are any existing material disputes as to foreign, state, or local taxes. There are no liens for taxes upon the assets of CFB or any CFB Subsidiary, except for statutory liens for taxes not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and, in either case, only if adequate reserves therefor have been established on CFB's books in accordance with generally accepted accounting principles. Except as disclosed in the CFB Disclosure Letter, neither CFB nor any CFB Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, personal and real property, withholding, excise and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. CFB and each CFB Subsidiary respectively, has withheld from its employees (and timely paid to the appropriate governmental agency) amounts which are proper and accurate in all material respects for all periods through the date hereof in material compliance with all tax withholding provisions of applicable federal, state, foreign and local laws (including without limitation income, social security and employment tax withholding for all types of compensation). Except as disclosed in the CFB Disclosure Letter, neither CFB nor any CFB Subsidiary has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing consolidated federal income tax returns, other than the affiliated group of which CFB is the common parent. To the knowledge of CFB, neither CFB nor any CFB Subsidiary has made any payments, or been a party to an agreement that under any circumstances could obligate it to make payments based upon the consummation of the transactions contemplated hereby constituting a change of the nature described in Section 280G(b)(2)(A)(i) of the Code, that are or will not be deductible because of Section 280G of the Code.

     4.10. CERTAIN AGREEMENTS. Except as discussed in the CFB Reports filed prior to the date of this Agreement or as disclosed in the CFB Disclosure Letter, and except for this Agreement and the agreements expressly contemplated hereby, neither CFB nor any CFB Subsidiary is a party to any oral or written (i) contract, agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets); (ii) contract containing covenants which limit the liability of CFB or any CFB Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, CFB or any CFB Subsidiary, as applicable may carry on its business (other than as may be required by law or applicable regulatory authorities); or (iii) other executory material agreement as defined by the instructions to Exhibit 10 under Item 601 of SEC Regulation S-K. Except as set forth in the CFB Disclosure Letter, neither CFB nor any of the CFB Subsidiaries in Violation of any loan or credit agreement, note, mortgage, indenture or other agreement, obligation or instrument applicable to CFB or any CFB Subsidiary or their respective properties or assets, except for any such Violations that would not, individually or in the aggregate, have a CFB Material Adverse Effect.

     4.11. INSURANCE. CFB and each CFB Subsidiary is presently insured, and during each of the past five (5) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as, to the best knowledge of CFB, companies engaged in a similar business would, in accordance with good business practice, customarily be insured. CFB will deliver to MPF as requested correct and complete copies of all material policies of insurance of CFB and the CFB Subsidiaries currently in effect. Neither CFB nor any CFB Subsidiary has any liability for material unpaid premiums or premium adjustments not properly reflected on the CFB Financial Statements and no notice of cancellation or termination has been received by CFB or any CFB Subsidiary with respect to any material insurance policy currently in effect. Except as disclosed in the CFB Disclosure Letter within the last five (5), neither CFB nor any CFB Subsidiary has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five years.

     4.12. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the CFB Reports filed prior to the date of this Agreement or in the CFB Disclosure Letter, and except as contemplated by this Agreement and the Plan of Merger, from and after January 1, 1996 through the date of this Agreement:
(a) CFB and the CFB Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practice, (b) CFB has not declared, set aside or paid any dividend or other distribution in respect to any of CFB's capital stock, except for regular quarterly cash dividends not exceeding $.14 per share on CFB Common Stock and regular quarterly cash dividends not exceeding $.4375 per share on CFB preferred stock depository shares with usual record and payment dates for such dividends, (c) there has not been any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a CFB Material Adverse Effect and (d) there has not been any material change in the method of accounting or accounting practices of CFB and the CFB Subsidiaries, except as requested by law or generally accepted accounting principles.

     4.13. PROPERTIES, LEASES AND OTHER AGREEMENTS. Except as may be reflected in the CFB Financial Statements, for any lien for current taxes not yet delinquent, for pledges to secure deposits and for such other liens, security interests, claims, charges, options or other encumbrances and imperfections of title which do not materially affect the value of personal or real property reflected in the CFB Financial Statements or acquired since the date of such Statements and which do not materially interfere with or impair the present and continued use of such property, CFB and its CFB Subsidiaries have good title, free and clear of any liens, security interests, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the CFB Financial Statements, and all personal and real property acquired since the date of such Statements, except such personal and real property as has been disposed of in the ordinary course of business. The CFB Disclosure Letter lists all acquisitions or dispositions of capital assets planned as of the date of this Agreement by CFB or any CFB Subsidiary, other than individual transactions with a value not in excess of $25,000 each. Substantially all CFB's and each CFB Subsidiary's buildings and equipment in regular use (including such buildings and equipment as are leased) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted. The CFB Disclosure Letter contains a brief description including terms, of each lease for real or personal property to which CFB or any CFB Subsidiary is a party. CFB or the applicable CFB Subsidiary, as lessee, has a valid and existing leasehold interest under each of such leases, true and correct copies of which CFB has delivered to MPF. There is not, under any of such leases relating to real property or any other material leases, any material existing default by CFB, the CFB Subsidiaries or, to the knowledge of CFB, any other party thereto, or any event with notice of lapse of time or both would constitute such a material default.

     4.14. VOTES REQUIRED. The affirmative vote of holders of a majority of the outstanding shares of CFB Common Stock is the only vote of the holders of any class or series of CFB capital stock necessary to approve this Agreement and the transactions contemplated hereby, including an amendment to the articles of incorporation increasing the authorized capital stock..

     4.15. TAX MATTERS. To the knowledge of CFB, neither CFB nor any of its affiliates has through the date hereof taken or agreed to take any action that would prevent the Merger from qualifying as one or more reorganizations under Section 368(a)(1)(A) of the Code.

     4.16. AFFILIATE TRANSACTIONS. Except as set forth in the CFB Disclosure Letter, neither CFB nor any of the CFB Subsidiaries, nor any executive officer or director of CFB, nor any member of the immediate family of any such officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living t the home of any such officer or director), nor any entity which any of such person "controls" (within the meaning of Regulation O of the Federal Reserve Board) has any loan agreement, note or borrowing arrangement or any other agreement with CFB or any of its Subsidiaries (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of CFB or any of the Subsidiaries.

     4.17. REGULATORY IMPEDIMENTS. As of the date hereof, CFB is unaware of the existence of any factor that would materially delay or materially hinder the issuance of any of the required regulatory approvals necessary to consummate the Merger or the other transactions contemplated hereby, other than any protests by any nongovernmental parties.

     4.18. FULL DISCLOSURE. The representations and warranties of CFB contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to CFB which has not been disclosed to MPF pursuant to this Agreement, the CFB Disclosure Letter and the CFB Reports, all taken together as a whole, which would reasonably be expected to have a CFB Material Adverse Effect or a material adverse effect on the ability of CFB or MPF to consummate the transactions contemplated hereby.

                                    ARTICLE V
                                COVENANTS OF MPF

     5.1. AFFIRMATIVE COVENANTS. MPF hereby covenants and agrees with CFB that prior to the Effective Time or until the earlier termination or abandonment of this Agreement in accordance with its terms, unless the prior written consent of CFB shall have been obtained (which consent shall not be unreasonably withheld) and except as otherwise contemplated herein, it will and will cause its Subsidiaries to:

     (a) except for the anticipated acquisition of Charter Bancorporation and High Plains Bank Corp. ("Scheduled Acquisitions") operate its business only in the usual, regular and ordinary course consistent with past practices;

     (b) preserve substantially intact its business organization and assets (except for acquisitions and dispositions of assets in the ordinary course of business consistent with past practices, unless otherwise required by the terms of this Agreement), and maintain its rights and franchises, and use its reasonable best efforts to retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

     (c) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

     (d) keep in full force and effect, insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) comply with and perform in all material respects all material obligations and duties imposed upon it by all Laws; and

     (g) notify CFB immediately by telephone, and thereafter promptly confirm in writing, if any of the matters described in SECTION 5.02(f) occurs, whether as a result of action by MPF, any Subsidiary or any Representatives (as defined therein) of MPF, or if any person makes any offer or other proposal concerning a Competing Transaction (as defined in SECTION 5.02(f)); such notice shall include the name of any person other than MPF, a Subsidiary and their Representatives involved in such matter and, after receipt of any written offer or proposal from such person, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

     5.2. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, MPF shall not do, or permit any of the Subsidiaries to do, without the prior written consent of CFB (which shall not be unreasonably withheld), any of the following:

     (a) incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

     (b) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Benefit Plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers or former directors or officers;

     (c) declare or pay any dividend on, or make any other distribution in respect of its outstanding shares of capital stock, except cash dividends by a wholly-owned Subsidiary of MPF;

     (d) (i) except for the Scheduled Acquisitions, redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with, any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank, or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, except in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (e) except in connection with the Scheduled Acquisitions, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than issuances by a wholly-owned Subsidiary of its capital stock to its parent;

     (f) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor (including Piper Jaffray Inc.), attorney, accountant or other representative retained by it or any of the Subsidiaries ("Representatives") to take any such action and MPF shall promptly notify CFB orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving MPF or any of the
Subsidiaries: any actual or proposed merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of the consolidated assets of MPF and the Subsidiaries; a sale of shares of voting capital stock constituting more than 10% of the voting capital stock of MPF (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire such voting capital stock); a tender offer or exchange offer for at least 10% of the outstanding shares of Common Stock or MPF Common Stock; a solicitation of proxies in opposition to approval of the Merger by MPF's stockholders; or a public announcement of a BONA FIDE proposal, plan or intention to do any of the foregoing;

     (g) other than (i) acquisitions described in SECTION 5.02(g) of the Disclosure Schedule, as the case may be, or (ii) acquisitions which may be mutually agreed to by the parties, MPF shall not, nor shall permit any of the Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; PROVIDED, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Subsidiaries as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of MPF assets in each case in the ordinary course of business;

     (h) propose or adopt any amendments to its corporate charter or bylaws in any way adverse to CFB;

     (i) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (j) with respect to properties leased by MPF or any of the Subsidiaries, renew, exercise an option to extend, cancel or surrender any lease of real property or allow any such lease to lapse, without prior consultation with CFB;

     (k) change any of its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending July 31, 1995, except as may be required by law or generally accepted accounting principles;

     (l) take action which would or is reasonably likely to (i) adversely affect the ability of CFB or MPF to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby;
(ii) adversely affect MPF's respective ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Mergers set forth in ARTICLE VIII not being satisfied or in a violation of any provision of the Voting Agreements;

     (m) change the lending, investment, liability management and other material policies concerning the banking business of MPF and the Subsidiaries, unless required by Law or order or unless such change does not cause a Material Adverse Effect;

     (n) purchase, renew or otherwise acquire any investment security for its own account, except debt obligations issued by the United States Treasury Department having a maturity at issuance of not more than three years;

     (o) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $500,000, to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $100,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement; (C) make, or agree to make, any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; (D) make any change with respect to the terms of any existing loan, except in the ordinary course of business; (E) make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by Bank's officers or directors, unless the Bank is under a legal obligation to do so. With respect to any CFB consent required by this SECTION 5.02(o), CFB shall provide advice of its consent within three business days after CFB has received the request for consent and accompanying information necessary for CFB. to consider the request (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B);

     (p) pay any fees of any legal counsel, tax adviser or certified public accountants retained in connection with the Merger, including Sherman & Howard and Arthur Andersen LLP, calculated on a basis other than an hourly basis at the maximum rates per hour set forth in the Disclosure Letter, with bills detailing such hours and hourly charges to be submitted to MPF (and a copy provided to CFB) prior to the Effective Time or pay any fees of an agent, broker, investment banker, or financial advisor, including Piper Jaffray Inc., otherwise than in accordance with SECTION 7.05;

     (q) except for the Scheduled Acquisitions and the minority shares of Equity Lending, Inc. purchase any equity securities; or

     (r)  agree in writing or otherwise to do any of the foregoing.

  5.03. LETTERS OF ACCOUNTANTS. At the request of CFB, MPF shall use its best efforts to cause to be delivered to CFB "cold comfort" letters of Arthur Andersen LLP, dated the date on which the S-4 (as defined below) shall become effective and the Closing Date, respectively, and addressed to CFB, in form and substance reasonably satisfactory to CFB and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and transactions such as those contemplated by the Merger Agreements. From and after the date of this Agreement, neither MPF nor any of the Subsidiaries shall take any action which, with respect to MPF, would disqualify the Merger as a "pooling of interests" for accounting purposes.

  5.04. ACCESS AND INFORMATION. Except where prohibited by law, upon reasonable prior notice, MPF shall (and shall cause the Subsidiaries to) afford to CFB's officers, employees, accountants, counsel and other representatives, access, from time to time during normal business hours during the period prior to the Effective Time, to all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of MPF and the Subsidiaries, including without limitation all books of account, tax records, minute books of directors' and stockholders' meetings, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), documents relating to assets and title thereto, plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which CFB may have a reasonable interest. including without limitation, its interest in planning for integration and transition with respect to the business of MPF and the Subsidiaries. During such period, MPF will cause one or more of its representatives to confer on a regular and frequent basis with representatives of CFB, to report on the general status of its ongoing operations and to consult as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business. During such period, MPF shall (and shall cause each of the Subsidiaries to), except where prohibited by law, furnish promptly to CFB (i) a copy of each Report filed or received by it during such period pursuant to the requirements of federal securities laws, the BHC Act and any other federal or state banking laws promptly after such documents are available, (ii) the monthly financial statements of MPF and the Subsidiaries (as prepared by MPF in accordance with its normal accounting procedures) promptly after such financial statements are available, (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of MPF, (iv) minutes of the MPF Board of Directors meetings and the reports of management of MPF and each of the Subsidiaries customarily provided to their respective Boards of Directors, and (v) all other information concerning its business, properties and personnel as CFB may reasonably request. During such period, MPF shall, and shall cause the Subsidiaries to, instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, CFB's officers, employees, accountants, counsel and other representatives at reasonable hours and with reasonable notice by CFB to such individuals, and to cooperate fully with CFB in planning for the integration of the business of MPF and the Subsidiaries with the business of CFB and its Subsidiaries.

  5.05.    UPDATE DISCLOSURE: BREACHES.

  (a) From and after the date hereof until the Effective Time, MPF shall promptly, but not less frequently than monthly, update the Disclosure Letter by notice to CFB to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of CFB to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

  (b) MPF shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in
ARTICLE VIII not to be satisfied, give prompt written notice thereof to CFB and use its best efforts to prevent or promptly remedy the same.

  5.6.    AFFILIATES; TAX TREATMENT.

  (a) MPF shall cause any person who becomes an Affiliate of MPF after the date hereof, by virtue of becoming a director or officer of MPF or any Subsidiary, and shall use its best efforts to cause any other person who becomes an Affiliate of MPF after the date hereof, and on or prior to the Closing Date, to deliver to CFB a written agreement substantially in the form attached as EXHIBIT 3.18 hereto as soon as practicable after attaining such status and advise such person of the restrictions imposed by applicable securities laws upon the resale of CFB Common Stock delivered in connection with the Merger.

  (b) MPF will use its best efforts to cause the Mergers to qualify as one or more reorganizations under Section 368(a)(1) of the Code.

  5.07. DISSENT PROCESS. MPF will give to CFB prompt notice of its receipt of any written notice relating to the exercise of dissenters' rights granted under Section 262 of the DGCL, including the name of the dissenting stockholder and the number of shares of stock to which the dissent relates. CFB will have the right to participate in all negotiations and proceedings with the MPF stockholders relating to any such notice or the exercise of such rights, and except as required by law, MPF will not make any payment with respect to, or settle or offer to settle, any dissent demands without the prior written consent of CFB.

  5.08.    EXPENSES.

  (a) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

  (b) Except as otherwise provided herein, all Expenses incurred by CFB and MPF in connection with or related to the authorization, preparation and execution of this Agreement and the Plan of Merger, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing the S-4 and the Proxy Statement (as defined below) and the expense of all SEC and other regulatory filing incurred in connection herewith.

  5.09. DELIVERY OF SHAREHOLDER LISTS. MPF shall arrange to have its transfer agent deliver to CFB or its designee, from time to time prior to the Closing Date, a true and complete list setting forth the names and addresses of all its stockholders of record, their holdings of such stock as of the latest practicable date, and such other stockholder information as is reasonably available that CFB may reasonably request.

  5.10. SHAREHOLDER MEETINGS. MPF shall call a meeting of its stockholders for the purpose of voting upon the Merger Agreements and related matters, and deliver notice of such meeting, as part of the Proxy Statement (as defined below) to MPF stockholders in accordance with applicable law and the certificate. MPF shall coordinate and cooperate with CFB with respect to the timing of such meeting and shall use its best efforts to hold such meeting as soon as practicable after the date hereof. Unless otherwise required by law, MPF shall not, at such stockholders' meeting, submit any other matter for approval of its stockholders (except with the prior written consent of CFB). MPF will, through its Board of Directors, (i) unanimously recommend to its stockholders approval of such matters, (ii) not withdraw, modify or amend such recommendations, and (iii) use its best efforts to obtain such stockholder approval.

  5.11. ACQUISITIONS OF REAL ESTATE. During the period prior to the Effective Time, MPF shall cause each Subsidiary that proposes to acquire ownership or possession of any real property (other than single family residential real property), through foreclosure or repossession or otherwise, to conduct an environmental assessment of such property meeting the requirements described in

SECTION 7.03 and any further environmental investigation, sampling or analysis reasonably required to ensure that such Subsidiary shall not acquire ownership or possession of any real property that is reasonably likely to cause the Subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of the property.

  5.12. PROCESSING CONTRACTS. As soon as reasonably practicable after the date hereof, MPF will give notice to the other parties under such of MPF's agreements for credit card and merchant processing services, trust processing services and data processing services as CFB may designate as to the intended termination of such parties' respective agreements as soon as reasonably practicable after, and contingent on, the Merger. MPF will cooperate with CFB in using its best efforts to minimize any termination penalties under such agreements.

  5.13. BENEFIT PLANS. MPF and its Subsidiaries will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

                                   ARTICLE VI
                                COVENANTS OF CFB

  6.01. AFFIRMATIVE COVENANTS. CFB hereby covenants and agrees with MPF that prior to the Effective Time, unless the prior written consent of MPF shall have been obtained (which consent shall not be unreasonably withheld) and except as otherwise contemplated herein, it will cause the CFB Subsidiaries to:

  (a) operate its business only in the usual, regular and ordinary course consistent with past practices, including acquisition of additional institutions;

  (b) preserve substantially intact its business organization and assets (except for acquisitions and dispositions of assets in the ordinary course of business consistent with past practices), and maintain its rights and franchises, and use its reasonable best efforts to retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers;

  (c) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the CFB Financial Statements applied on a consistent basis, except as may be required to implement changes in generally accepted accounting principles;

  (d) keep in full force and effect, insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

  (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; and

  (f) conduct its business in a manner that does not violate any Laws, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a CFB Material Adverse Effect.

  6.02. NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, CFB shall not do, or agree or commit to do, or permit any of its Subsidiaries to do, without the prior written consent of MPF (which shall not be unreasonably withheld) any of the following:

  (a) propose or adopt any amendments to its corporate charter or bylaws in any way adverse to MPF; provided, however, that any amendment to the bylaws of CFB to increase the size of its Board of Directors shall not be deemed adverse to MPF and any amendment to the Restated articles of incorporation of CFB effected solely by action of the Board of Directors of CFB shall not be deemed adverse to MPF;

  (b) take action which would or is reasonably likely to (i) adversely affect the ability of CFB or MPF to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby;
(ii) adversely affect CFB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in ARTICLE VIII not being satisfied;

  (c) change any of its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles.

  (d) change the lending, investment, liability management and other material policies concerning the banking business of CFB and the CFB Subsidiaries, unless required by Laws or order or unless such change does not cause CFB Material Adverse Effect; or

  (e)     agree in writing or otherwise to do any of the foregoing.

  6.03. CFB RIGHTS PLAN. Nothing herein shall be deemed to prohibit CFB from (a) redeeming the CFB Rights or (b) if the CFB Rights are so redeemed, entering into a new rights agreement similar to the CFB Rights Agreement; provided that, as to this CLAUSE (b), the holders of MPF Common Stock, become entitled to any benefits thereof by virtue of the Mergers or the Exchange Ratios are appropriately adjusted.

  6.04. ACCESS AND INFORMATION. Except where prohibited by law, upon reasonable prior notice, CFB shall (and shall cause the CFB Subsidiaries to) afford to MPF's officers, employees, accountants, counsel and other representatives, access, from time to time during normal business hours during the period prior to the Effective Time, to all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of CFB and the CFB Subsidiaries, including without limitation all books of account, tax records, minute books of directors' and stockholders' meetings, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (other than attorney work product or materials protected by any attorney-client privilege), documents relating to assets and title thereto, plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records relating to other assets, business activities or prospects in which MPF may have a reasonable interest. During such period, CFB will cause one or more of its representatives to confer on a regular and frequent basis with representatives of MPF, to report on the general status of its ongoing operations and to consult as to the making of any decisions or the taking of any actions in matters other than in the ordinary course of business. During such period, CFB shall (and shall cause each of the CFB Subsidiaries to), except where prohibited by law, furnish promptly to MPF (i) a copy of each CFB Report filed or received by it during such period pursuant to the requirements of federal securities laws, the BHC Act and any other federal or state banking laws promptly after such documents are available; (ii) the monthly financial statements of CFB and the CFB Subsidiaries (as prepared by CFB in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of CFB; (iv) minutes of the CFB Board of Directors meetings and the reports of management of CFB and each of the CFB Subsidiaries customarily provided to their respective Boards of Directors; and (v) all other information concerning its business, properties and personnel as MPF may reasonably request. During such period, CFB shall, and shall cause the Subsidiaries to, instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, MPF's officers, employees, accountants, counsel and other representatives at reasonable hours and with reasonable notice by MPF to such individuals.

  6.05.    BREACHES.

  (a) From and after the date hereof until the Effective Time, CFB shall promptly, but not less frequently than monthly, update the CFB Disclosure Letter by notice to MPF to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of MPF to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

  (b) CFB shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein or which would cause any of the conditions to the obligations of any party set forth in ARTICLE VIII not to be satisfied, give prompt written notice thereof to MPF and use its best efforts to prevent or promptly remedy the same.

  6.06. LISTING. CFB shall use its best efforts to cause the shares of CFB Common Stock to be issued in the Mergers to be approved for listing on the NASDAQ National Market System, subject to official notice of issuance, prior to the Closing Date.

  6.07. CFB BENEFIT PLANS. On or before the first January 1 that is at least 180 days after the Effective Time, CFB shall provide to retained employees of MPF or of any Subsidiary all corporate-wide employee retirement, health, dental, life and long-term disability benefits that CFB and its subsidiaries provide to their similarly situated employees, subject to the age and eligibility requirements for such benefits. Each such employee's last continuous period of service prior to the Effective Time with MPF or any Subsidiary shall count for purposes of determining eligibility and vesting for all such benefits. If such coverage under the CFB benefits is not provided immediately after the Effective Time, CFB shall continue the MPF plans until coverage is effective under CFB's plans so that no lapse in benefits occurs. Without limiting the generality of the foregoing, no preexisting condition limits shall be applied to participants in Benefit Plans upon their eligibility for such CFB benefits (except for continuation of any such limits that were in effect under the applicable Benefit Plans). For the purpose of determining each employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by an employee in the year in which the Merger occurs will be deducted from the total CFB benefit.

  6.08. TAX TREATMENT. CFB will use its best efforts to cause the Merger to qualify as one or more reorganizations under Section 368(a)(1) of the Code.

  6.09. LETTERS OF ACCOUNTANTS. At the request of MPF, CFB shall use its best efforts to cause to be delivered to MPF "cold comfort" letters of Ernst & Young LLP, dated the date on which the S-4 shall become effective and the Closing Date, respectively, and addressed to MPF, in form and substance reasonably satisfactory to CFB and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4 and transactions such as those contemplated by the Merger Agreements. From and after the date of this Agreement, neither CFB nor any of the CFB Subsidiaries shall take any action which, with respect to CFB, would disqualify the Merger as a "pooling of interests" for accounting purposes.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

  7.01.    FILINGS AND APPROVALS.

  (a) Each party will use all reasonable efforts and will cooperate with the other in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain the requisite approvals of and consents to the Merger and the other transactions contemplated by this Agreement, from the Federal Reserve Board, the Colorado Commissioner, the FDIC and the Comptroller, as applicable, and from any other applicable bank regulatory authorities and provide copies of nonconfidential portions of such applications, filings and related correspondence to the other parties. Prior to filing each application, notice or other documents with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, notice or other document. Each party shall ensure that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in any documents to be filed with the Federal Reserve Board, the Colorado Commissioner, the FDIC, the Comptroller or any other regulatory agency in connection with the transactions contemplated hereby will, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in ARTICLE VIII to be satisfied, including participating in any required hearings or proceedings, and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party shall keep the other advised of all material regulatory developments in a timely manner;

  (b) In the event of a restraining order or injunction which prevents the Closing by reason of the operation of SECTION 8.01(d), MPF and CFB shall use their respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

  7.02.    REGISTRATION STATEMENT.

  (a) For the purposes of (i) holding a meeting of the stockholders of MPF to approve the Merger Agreements and the Merger (the "Meeting") and (ii) registering the CFB Common Stock to be issued to holders of MPF Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "S-4"), which shall include a joint prospectus of CFB and proxy statement of MPF (the "Proxy Statement") that shall satisfy all applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and the rules and regulations thereunder.

  (b) CFB shall furnish such information concerning CFB as is necessary in order to cause the Proxy Statement, insofar as it relates to CFB, to be prepared in accordance with SECTION 7.02(a). CFB agrees promptly to advise MPF if any time prior to the Meeting any information provided by CFB in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Proxy Statement is mailed to the stockholders of MPF and at all times subsequent to such mailing up to and including the time of the Meeting, the S-4 and such Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to CFB (including the CFB Subsidiaries) and the CFB Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

  (c) MPF shall furnish CFB with such information concerning MPF and the Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to MPF and the Subsidiaries, to be prepared in accordance with
SECTION 7.02(a). MPF agrees promptly to advise CFB if at any time prior to the Meeting any information provided by MPF in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide CFB with the information needed to correct such inaccuracy or omission. At the time the S-4 becomes effective and at the time the Proxy Statement is mailed to the stockholders of MPF and at all times subsequent to such mailings up to and including the time of the Meetings, the S-4 and the Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to MPF (including the Subsidiaries) and their stockholders, MPF Common Stock, this Agreement, the Merger and all other transactions contemplated hereby will
(a) comply in all material respects with applicable provisions of the Securities Act and the Exchange Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

  (d) CFB shall promptly file the S-4 with the SEC and applicable state securities agencies. CFB shall use reasonable efforts to cause the S-4 to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. MPF authorizes CFB to utilize in the S-4 the information concerning MPF and its Subsidiaries provided to CFB for the purpose of inclusion in the Proxy Statement. MPF shall have the right to review and comment on the forms of proxy statement included in the S-4. CFB shall advise MPF promptly when the S-4 has become effective and of any supplements or amendments thereto, and CFB shall furnish MPF with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Proxy Statement) that might constitute a "prospectus" relating to the Mergers within the meaning of the Securities Act.

  7.03. ENVIRONMENTAL AUDITS. CFB shall engage, at MPF's expense, an environmental consulting engineering firm, reasonably acceptable to MPF, to perform environmental site assessments of all MPF Property (other than single family residential real property) (collectively, the "Audited Properties") which shall satisfy the American Society of Testing and Materials "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process" (ASTM Designation: E-1527-93) and include a visual inspection for potential asbestos-containing material (the "Environmental Audits") and render reports of the Environmental Audits (the "Environmental Reports") to determine, to CFB's satisfaction, whether there are any indications or evidence that (i) any Toxic Substance has been stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any such Audited Property, (ii) any such Audited Property is contaminated by or contains any Toxic Substance or (iii) any violations of Environmental Laws have occurred or are likely to occur on any Audited Property. The scope of the Environmental Audits shall include any testing or sampling of materials to determine, to CFB's satisfaction, whether any cleanup, removal, remedial action or other response ("Remediation Action") is required to bring the Audited Properties into material compliance with Environmental Laws or to eliminate any condition that could result in a material liability as a result of the ownership, lease, operation or use of any Audited Property, and the estimated cost of such Remediation Action. Notwithstanding the foregoing, to the extent MPF has in its possession environmental reports with respect to any of its properties, CFB shall accept updated and amended reports as the Environmental Audits for such properties, so long as the environmental consulting engineering firms preparing such reports are reasonably acceptable to CFB and the updated and amended reports otherwise qualify as Environmental Audits. Where satisfactory existing environmental reports are not available. CFB will use reasonable efforts to engage an environmental consulting engineering firm within 30 days of the date hereof and CFB and MPF will use reasonable efforts to cause the Environmental Audits to be completed within 120 days of the date hereof. MPF shall use reasonable efforts to cause the Remediation Actions to be completed within six months of the date hereof. The actual costs of such Remediation Action, whether paid, billed or to be billed, are the "Remediation Costs." Nothing contained in the Environmental Reports shall diminish or expand MPF's obligations with respect to the representations and warranties in SECTION 3.07 or affect the consequences of any such representation or warranty proving to have been untrue, incomplete or misleading in any respect.

  7.04.    REPORTS.

  (a) Prior to the Effective Time, (i) MPF shall prepare and file as and when required all Reports and (ii) CFB shall prepare and file as and when required all CFB Reports.

  (b) MPF and CFB shall prepare such Reports and CFB Reports, respectively, such that (i) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) with respect to any Reports or CFB Reports containing financial information of the type included in the Financial Statements or the CFB Financial Statements, respectively, the financial information (A) is prepared in accordance with generally accepted accounting principles as utilized in the Financial Statements or the CFB Financial Statements, as the case may be, applied on a consistent basis (except as stated therein or in the notes thereto), (B) presents fairly the consolidated financial condition of MPF or CFB, as the case may be, at the dates, and the consolidated results of operations and cash flows for the periods, stated therein and (C) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments.

  7.05. BROKERS OR FINDERS. Except as set forth in the Disclosure Letter or the CFB Disclosure Letter, each of CFB and MPF represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and each of CFB and MPF respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate. MPF represents that neither it nor the Subsidiaries has paid or agreed to pay any fee to its legal counsel, Sherman & Howard, or its certified public accountants, Arthur Andersen LLP other than on the basis set forth in SECTION 5.02(p) in connection with the transactions contemplated by this Agreement.

  7.06.    INDEMNIFICATION AND INSURANCE.

  (a) From and after the Effective Time, CFB shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of MPF or any of the Subsidiaries and John Fischer (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of CFB, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of MPF or any of the Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities") to the fullest extent permitted under applicable Delaware or federal law as of the date hereof or as amended prior to the Effective Time and under the MPF Certificate and bylaws as in effect on the date hereof (and CFB shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, upon receipt of any undertaking contemplated by the Bylaws of CFB). Any Indemnified Party wishing to claim indemnification under this SECTION 7.06(a) upon learning of any Claim, shall notify CFB and shall deliver to CFB any undertaking contemplated by the bylaws of CFB. Notwithstanding the foregoing, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter under this SECTION 7.06(a) unless there is, under applicable standards of professional conduct, a conflict on any one significant issue between the positions of any two or more Indemnified Parties. CFB shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in either the MPF Certificate, or MPF's bylaws, as the case may be, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of CFB described in this SECTION 7.06(a) shall continue in full force and effect, without any amendment thereto, for a period of three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

  (b) From and after the Effective Time, the directors, officers, and employees of MPF and the Subsidiaries who become directors, officers or employees of CFB or any of its Subsidiaries, except for the indemnification rights set forth in SECTION 7.06(a), shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees for CFB are entitled under the provisions of the Restated Certificate of Incorporation of CFB or similar governing documents of CFB and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

  (c) The obligations of CFB provided under SECTION 7.06(a) are intended to benefit, and be enforceable against CFB directly by, the Indemnified Parties, and shall be binding on all respective successors to CFB.

  (d) For three years from and after the Effective Time, CFB will maintain or cause to maintain MPF's current insurance policy for directors' and officers' liabilities or an equivalent policy having terms and conditions no less favorable to all present and former directors and officers of MPF and the Subsidiaries who are covered by such current insurance policy than those in effect for such persons on the date of this Agreement; provided, however, that
(i) CFB's obligation under this SUBSECTION (d) shall be satisfied as to any year at such time as CFB shall have incurred annual costs to maintain insurance in accordance with this subsection equal to 150% of the annual premium charge heretofore paid by MPF and (ii) such directors and officers may be required to make application and provide customary representations and warranties to CFB's insurance carrier for the purpose of obtaining such coverage.

  7.07. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of MPF described in

SECTION 8.01(a)(ii), including cooperating fully with the other party. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest CFB with full title to all properties, assets, rights, approvals, immunities and franchises of MPF, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

  8.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

  (a)     CORPORATE APPROVAL.

     (i) The Merger Agreements shall have been approved and adopted by the requisite vote of the Board of Directors of MPF and the Board of Directors of CFB.

     (ii) The Merger Agreements shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of MPF Common Stock and CFB Common Stock.

  (b) REGULATORY APPROVALS. The Merger Agreement and the Merger shall have been approved by the Federal Reserve Board, the Comptroller, the FDIC and the Colorado Commissioner, as applicable, and any other applicable bank regulatory authorities without any condition not reasonably satisfactory to CFB, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

  (c) S-4: SECURITIES LAWS. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. CFB shall have received all state securities or "blue sky" permits, exemptions or permits under applicable takeover laws and other authorizations necessary to issue the CFB Common Stock in exchange for the MPF Common Stock and to consummate the Merger.

  (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

  (e) LISTING OF CFB COMMON STOCK. The CFB Common Stock issuable in the Mergers shall have been authorized for listing on the NASDAQ National Market System, upon official notice of issuance.

  (f) TAX OPINION. An opinion of Sherman & Howard to the effect that the Mergers will be treated for federal income tax purposes as one or more reorganizations within the meaning of Section 368(a) of the Code, and that CFB and MPF will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, dated on or about the dates that are each two business days prior to the date the Proxy Statement is first mailed to stockholders of MPF, shall have been delivered to MPF and to CFB and shall not have been withdrawn or modified in any material respect.

  (g)     FAIRNESS OPINION.

          (i) CFB shall have received, in form reasonably satisfactory to CFB, an opinion of the Chicago Corporation, dated as of the date of the Proxy Statement, substantially to the effect that the consideration to be received in the Merger by MPF's stockholders is fair to the CFB stockholders from a financial point of view, which opinion may be included in the Proxy Statement. Notwithstanding the foregoing, this condition shall be deemed waived if the Proxy Statement is mailed to CFB's stockholders without such opinion.

          (ii) MPF shall have received, in form reasonably satisfactory to MPF, an opinion of Piper Jaffray Inc. dated as of the date of the Proxy Statement, substantially to the effect that the consideration to be received in the Merger by MPF's stockholders is fair to such stockholders from a financial point of view, which opinion may be included in the Proxy Statement. Notwithstanding the foregoing, this condition shall be deemed waived if the MPF Proxy Statement is mailed to MPF's stockholders without such opinion.

  8.02. CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by CFB:

  (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of MPF set forth in this Agreement, without giving effect to any update to the Disclosure Letter or notice to CFB under SECTION 5.05, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date , except for changes expressly contemplated by this Agreement, and (ii) CFB shall have received certificates to such effect signed on behalf of MPF by its chief executive officer and its chief operating officer.

  (b) PERFORMANCE OF OBLIGATIONS OF MPF. MPF shall have performed in all material respects each of the obligations required to be performed by it under this Agreement and the Plan of Merger at or prior to the Closing Date, and CFB shall have received certificates to such signed on behalf of MPF by its chief executive officer and its chief operating officer.

  (c) CONSENTS UNDER AGREEMENTS. MPF shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by CFB pursuant to the Merger to any obligation, right or interest of MPF or any Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, whether prior to or following the consummation of the transactions contemplated hereby.

  (d) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of MPF nor any committee thereof shall have (i) amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of MPF at a meeting duly called and held on June 24, 1996 (accurate and complete copies of which have been provided to CFB) in any manner that adversely affects CFB or
(ii) adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions in any manner that adversely affects CFB.

  (e) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of MPF or any Subsidiary other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both MPF and CFB in a substantially similar manner, and CFB shall have received certificates to such effect signed on behalf of MPF by its chief executive officer and its chief operating officer.

  (f) NO PROCEEDING OR LITIGATION. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against CFB, MPF or any affiliate, associate, officer or director of either of them (other than litigation commenced by CFB or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions.

  (g) ACCOUNTANT'S REVIEW LETTERS. CFB shall have received the letters described in SECTION 5.03 regarding the Financial Statements.

  (h) POOLING LETTER. CFB shall have received a letter from Ernst & Young, in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young pooling letter, Ernst & Young and CFB shall have received a letter from Arthur Andersen LLP, in form and substance reasonably satisfying to Ernst & Young, confirming certain facts on behalf of MPF.

  (i) OPINION OF COUNSEL. MPF shall have delivered to CFB an opinion of its counsel, Sherman & Howard, dated as of the Closing Date and in form and substance satisfactory to the counsel of CFB, to the effect that: (i) MPF is a corporation validly existing and in good standing under the laws of Delaware with full corporate power and authority to enter into this Agreement and the Plan of Merger and to consummate the transactions contemplated thereby; (ii) MPF is registered as a bank holding company under the BHC Act; (iii) MPF has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Plan of Merger; (iv) this Agreement and the Plan of Merger have been duly and validly authorized, executed and delivered on behalf of MPF, and constitute (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity and to claims relating to conformance with fiduciary obligations) valid and binding agreements of MPF;
(v) the execution of the MPF Articles of Merger and the Certificate of Merger by MPF has been duly and validly authorized; (vi) neither the execution and delivery of this Agreement and the Plan of Merger by MPF and the consummation of the transactions contemplated hereby result in or will result in a violation pursuant to any provision of the MPF Certificate, the bylaws of MPF, the charter, certificate or articles of incorporation or bylaws of any Subsidiary, the DGCL, or to the knowledge of such counsel, any agreement included in a certificate delivered to such counsel and CFB by the chief executive officer and the chief operating officer of MPF, respectively, setting forth all agreements to which MPF or any Subsidiary is a party that are material to MPF or any of Subsidiaries; and (vii) in the course of the preparation of the S-4 and Proxy Statement such counsel has considered the information set forth therein relating to MPF in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of MPF and CFB, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters relating to MPF were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of MPF and CFB. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by CFB as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement
(other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by CFB, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (j) ALLOWANCE FOR LOSSES ON LOANS. If CFB believes that MPF's consolidated allowance for loan losses is inadequate, it will within ten (10) days prior to the Closing recommend to the Board of Directors of the Banks an adjustment in the amount of such allowance which, if reasonable and consistent with prudent banking practices, shall be approved by such Boards.

  (k) OUTSTANDING COMMON STOCK. As of the Closing Date, the number of outstanding shares of MPF Common Stock shall not be greater than 4,055,551.

  (l) FEES. All fees referred to in SECTION 5.02(p) shall have been paid by MPF or accrued on the consolidated balance sheet of MPF.

  (m) ENVIRONMENTAL MATTERS. The Remediation Actions shall have been completed.

  8.03. CONDITIONS TO OBLIGATIONS OF MPF. The obligation of MPF to effect the Merger is subject to the satisfaction of the following conditions, unless waived by MPF:

  (a) REPRESENTATIONS AND WARRANTIES. (i) Each of the representations and warranties of CFB set forth in this Agreement, without giving effect to any update to the CFB Disclosure Letter or notice to MPF pursuant to SECTION 6.04, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (except for changes expressly contemplated by this Agreement, and (ii) MPF shall have received a certificate to such effect signed on behalf of CFB by the chief executive officer and by the chief financial officer of CFB.

  (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB shall have performed in all material respects each of the obligations required to be performed by them under this Agreement and the Plan of Merger at or prior to the Closing Date, and MPF shall have received a certificate to such effect signed on behalf of CFB by the chief executive officer and by the chief financial officer of CFB.

  (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a CFB Material Adverse Effect whether prior to or following the consummation of the transactions contemplated hereby.

  (d) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of CFB nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors of CFB at a meeting duly called and held on June 17, 1996 (accurate and complete copies of which have been provided to MPF) in any manner that adversely affects MPF or adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

  (e) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of CFB or any CFB Subsidiary other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both MPF and CFB in a substantially similar manner, and MPF shall have received certificates to such effect signed on behalf of CFB by its chief executive officer and its chief financial officer.

  (f) OPINION OF COUNSEL. CFB shall have delivered to MPF an opinion of Lindquist & Vennum P.L.L.P., General Counsel of CFB, dated as of the Closing Date and in form and substance reasonably satisfactory to the counsel of MPF, to the effect that: (i) CFB is a corporation validly existing under the laws of its jurisdiction of incorporation with full corporate power and authority to enter into this Agreement and the Plans of Merger and to consummate the transactions contemplated thereby; (ii) CFB is registered as a bank holding company under the BHC Act; (iii) CFB has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Plan of Merger; (iv) all corporate proceedings on the part of CFB necessary to be taken in connection with the Merger and (except for the filing of the Certificate of Merger) necessary to make same effective have been duly and validly taken; (v) this Agreement has been duly and validly authorized, executed and delivered on behalf of CFB and constitutes (subject to standard exceptions to enforceability arising from the bankruptcy laws and rules of equity) a valid and binding agreement of CFB; (vi) the execution of the Certificate of Merger by CFB has been duly and validly authorized; (vii) the shares of CFB Common Stock to be issued in the Mergers will, when issued, be duly authorized, validly issued, fully paid and non-assessable; and (viii) neither the execution or delivery of this Agreement and the Plan of Merger by CFB and the consummation of the transactions contemplated herein result in or will result in a violation pursuant to the CFB certificate, the bylaws of CFB, the charter, certificate of incorporation or bylaws of any CFB Subsidiary, or the DGCL; and (ix) in the course of the preparation of the S-4 and the Proxy Statement such counsel has considered the information set forth therein relating to CFB in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of MPF and CFB, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement and related matters relating to CFB were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of MPF and CFB. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by MPF, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by MPF, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (g) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change since the date of this Agreement in the business, operations, prospects or financial condition of CFB and the CFB Subsidiaries taken as a whole, other than any such change attributable to or resulting from any change in law, regulation or generally accepted accounting principles which impairs both MPF, on the one hand, and CFB, on the other hand, in a substantially similar manner, and MPF shall have received a certificate to such effect signed on behalf of CFB by the chief executive officer and by the chief financial officer of CFB.

  (h) NO PROCEEDING OR LITIGATION. No material action, suit or proceeding before any court or any governmental or regulatory authority shall be pending against any officer or director of MPF (other than litigation commenced by MPF or any of its affiliates so long as no order or injunction of a court of competent jurisdiction is in effect in such litigation on the Closing Date that does restrain, enjoin or prevent the Closing), seeking to restrain, enjoin, prevent, change or rescind the transactions contemplated hereby or questioning the validity or legality of any such transactions, where such action, suit or proceeding is reasonably likely to result in material personal liability to such officer(s) or director(s) (other than liability reasonably likely to be covered by indemnification and/or insurance).

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

  9.01.    TERMINATION.

  (a) This Agreement and the Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MPF:

     (i) by mutual consent of the Board of Directors or Finance Committee (the "Committee") of CFB, and the Board of Directors of MPF;

     (ii) by CFB or MPF (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of MPF, on the one hand, or CFB, on the other hand, set forth in this Agreement, or (B) if the representations and warranties of MPF, on the one hand, or CFB, on the other hand, shall be discovered to have become materially untrue in the aggregate, in either case which breach or other condition has not been cured within third
(30) business days following receipt by the nonterminating party of notice of such breach or other condition;

     (iii) by CFB, on the one hand, or MPF, on the other hand, if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

     (iv) subject to Section 1.03, by the Board of Directors or Committee of CFB or the Board of Directors of MPF if the Mergers shall not have been consummated before April 1, 1997, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

     (v) by the Board of Directors or Committee of CFB or the Board of Directors of MPF if (A) the Federal Reserve Board, the Colorado Commissioner, or other applicable bank regulatory authority has denied approval of the Merger and neither CFB nor MPF has, within thirty (30) days after the entry of the order denying such approval, filed a petition seeking review of such order as provided by applicable law or (B) any such petition for review has been denied;

     (vi) by MPF or CFB, if (A) this Agreement and the Merger are not duly approved by the stockholders of MPF or CFB after a vote thereon at a meeting of MPF's or CFB's stockholders (or any adjournment thereof) duly called and held for such purpose;

     (vii) by MPF if CFB merges, or announces it intention to merge, with and into any bank or bank holding company, and is not the surviving corporation.

  9.02.    INVESTIGATION AND REVIEW.

  (a) Subject to the next following sentence, at any time on or prior to the 20th day following the receipt of the Disclosure Letter, CFB may, by action of its Board of Directors, elect to terminate this Agreement on behalf of CFB. Nothing in this SECTION 9.02(a) shall be construed (i) to limit the period of time during which CFB may conduct its investigation and review of MPF, (ii) to limit any duty of MPF otherwise to cooperate with the investigation and review by CFB subsequent to the period established pursuant to the first sentence of this subsection (a), or (iii) to limit or qualify in any respect the representations and warranties of MPF to CFB set forth in this Agreement as a result of any such investigation and review.

  (b) Subject to the next following sentence, at anytime on or prior to the 20th day following receipt of the CFB Disclosure Letter, MPF may, by action of its Board of Directors, elect to terminate this Agreement on behalf of MPF. Nothing in this Section 9.02(b) shall be construed (i) to limit the period of time during which MPF may conduct its investigation and review of CFB; (ii) to limit any duty of CFB otherwise to cooperate with the investigation and review by MPF subsequent to the period established pursuant to the first sentence of this subsection (b); or (iii) to limit or qualify in any respect the representations and warranties of CFB to MPF set forth in this Agreement as a result of such investigation and review.

  9.03. EFFECT OF TERMINATION. In the event of termination of this Agreement by MPF or CFB as provided in SECTION 9.0l or 9.02, this Agreement and the Plan of Merger shall forthwith become void and there shall be no liability or obligation on the part of CFB or MPF or their respective officers or directors except (a) with respect to SECTIONS 5.08, 7.05 AND 9.06, (b) with respect to the representations and warranties contained in Article III insofar as they relate to the Voting Agreement and (c) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  9.04. AMENDMENT. Subject to the last sentence of this SECTION 9.04, this Agreement and the Plan of Merger may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors (or, in the case of CFB, the Committee) at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MPF, but after any such approval by the stockholders of MPF, no amendment shall be made which changes in any manner adverse to such stockholders the consideration to be provided to such stockholders pursuant to the Merger Agreements. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.05. EXTENSION; WAIVER. At any time prior to the Effective Time, CFB and MPF, by action taken or authorized by their respective Boards of Directors (or, in the case of CFB, the Committee), may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto, and (iii) waive compliance by the other with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  9.06. TERMINATION FEE. MPF shall pay to CFB a fee of $1,000,000 (the "Termination Fee") within two days of a "Trigger Event." A Trigger Event means the occurrence of one or more of the following events: (i) a Transaction Proposal (as defined below); (ii) termination of the Agreement following a wilful and material breach thereof by MPF; or (iii) any withdrawal, modification or amendment in any respect by MPF's Board of Directors of its approval or recommendation regarding the Agreement and stockholder vote relating to MPF's Board of Directors adopting a resolution relating to any such withdrawal, modification or amendment. The rights of CFB hereunder shall terminate upon the earliest to occur of (i) the Effective Time, (ii) termination of this Agreement by MPF pursuant to Section 9.01(a)(ii), (iii) the termination of this Agreement by mutual agreement of the parties or (iv) the expiration of one year after the termination of the Agreement (other than terminations described in clause (ii) or (iii)).

  A "Transaction Proposal" means any of the following: (a) a bona fide tender offer or exchange offer for at least 25% of the then outstanding shares of any class of capital stock of MPF made by any entity or person other than CFB or its subsidiaries or affiliates, (b) any entity or person filing an application under the BHC Act or the Change in Bank Control Act with respect to the acquisition by such entity or person of any shares of capital stock of MPF, (c) a merger, consolidation or other business combination with MPF or any of its subsidiaries is effected by any entity or person, (d) any sale, lease, transfer, mortgage or other disposition involving a substantial part of MPF's or any of its subsidiaries' consolidated assets, or any agreement to effect such a transaction, (e) the acquisition by any entity or person of 10% or more of the outstanding shares of any class of capital stock of MPF or acquisition of additional shares by any entity or person currently holding 10% or more of such shares, except for certain acquisitions made pursuant to certain MPF benefit plans, (f) any reclassification of the securities of, or recapitalization of, MPF that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security of MPF that is owned by an entity or person other than CFB or its subsidiaries or affiliates, or any agreement to effect such a reclassification or recapitalization, (g) any transaction having an effect similar to those described in (a) through (f) above, or (h) a public announcement regarding a proposal, plan or intention by MPF or another entity or person to effect any of the foregoing transactions; provided, however, that events described in clauses (a), (b) and (h) of this definition do not constitute a "Transaction Proposal" unless either (x) the Board of Directors of MPF takes or fails to take certain actions in connection therewith or (y) MPF's stockholders fail to approve the Merger Agreements.

  9.07. EXPENSES. In the event the Agreement or the transactions contemplated thereby are terminated by CFB as a result of MPF's breach of the Merger Agreements, MPF will pay CFB its out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreements, but not to exceed $1,000,000. If the Merger Agreements or the transactions contemplated thereby are terminated by MPF as a result of CFB's breach of the Merger Agreements, CFB will pay MPF its out-of-pocket expenses incurred in connection with the consummation of the transactions contemplated by the Merger Agreements, but not to exceed $1,000,000.

                                    ARTICLE X
                               GENERAL PROVISIONS

  10.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in SECTIONS 2.01, 2.02, 6.05, 6.06, 7.06, and 7.07, the last sentence of SECTION 9.04 and ARTICLE X, and the agreements delivered pursuant to SECTIONS 3.19 and 5.06.

  10.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by nationally recognized overnight courier service, telecopied (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)     if to CFB and/or Sub, to:     Community First Bankshares, Inc.
                                        Attn.:  Donald R. Mengedoth, President
                                        520 Main Avenue
                                        Fargo, ND 58124
                                        Telecopy:  (701) 237-4517

  with a copy to:                       Lindquist & Vennum P.L.L.P.
                                        Attn.:  Steven J. Johnson, Esq.
                                        4200 IDS Center
                                        80 South 8th Street
                                        Minneapolis, MN 55402-2205
                                        Telecopy:  (612) 371-3207

  (b)     if to MPF, to:                Mountain Parks Financial Corp.
                                        Attn.:  Dennis M. Mathisen, President
                                        6565 East Evans Avenue
                                        Suite 202
                                        Denver, CO 80225
                                        Telecopy:  (303) 758-5695

  with a copy to:                       Sherman & Howard L.L.C.
                                        Attn.:  John W. Low, Esq.
                                        633 Seventeenth Street, Suite 3000
                                        Denver, CO 80202
                                        Telecopy:  (303) 298-0940

  10.03. INTERPRETATION. When a reference is made in this Agreement to a Section or Sections, such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

  10.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  10.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein, including the Plans of Merger, the Voting Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as otherwise specifically provided in the Voting Agreement or as hereinafter agreed to by all parties in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

  10.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado except as the DGCL are expressly applicable to the Merger.

  10.07. PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and use their best efforts to agree upon the text of such press release or public announcement prior to the publication of such press release or the making of such public announcement.

  10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  10.09. KNOWLEDGE OF THE PARTIES. Wherever in this Agreement any representation or warranty is made upon the knowledge of a party hereto that is not an individual, such knowledge shall include the knowledge, after due inquiry, of any executive officer of such party or an executive officer of any Subsidiary thereof.

  10.10. JURY WAIVER. Each of the parties hereby waives any right to a trial by jury with respect to any dispute arising out of or relating to this Agreement.

  10.11. CONFIDENTIALITY. Except for information that is available to the public, all information concerning MPF, its Subsidiaries and their customers made available to or in the possession of CFB shall be kept as confidential. Except for information that is available to the public, all information concerning CFB, the CFB Subsidiaries and their customers made available to or in the possession of MPF shall be kept as confidential.

  IN WITNESS WHEREOF, CFB and MPF have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         COMMUNITY FIRST BANKSHARES, INC.


                                             By: /s/ Donald R. Mengedoth
                                                -------------------------------
                                                   Its: President
                                                       ------------------------
Attest:
/s/ Mark A. Anderson
- -----------------------------------
Its: Executive Vice President & CFO
    -------------------------------

                                         MOUNTAIN PARKS FINANCIAL CORP.


                                             By: /s/ Dennis M. Mathisen
                                                -------------------------------
                                                   Its: President
                                                       ------------------------
Attest: /s/ James R. Krumm
       ---------------------------
Its:
    ------------------------------